    As filed with the Securities and Exchange Commission on February 9, 2001
                                  Registration Statement No. 333-
                                                                 ---------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                               RGA CAPITAL TRUST I
                               RGA CAPITAL TRUST II
    (Exact name of each registrant as specified in their respective charters)
                MISSOURI                                  43-1627032
                DELAWARE                              TO BE APPLIED FOR
                DELAWARE                              TO BE APPLIED FOR

     (State or other jurisdiction of          (IRS Employer Identification No.)
     incorporation or organization)

                          1370 TIMBERLAKE MANOR PARKWAY
                        CHESTERFIELD, MISSOURI 63017-6039
                                 (636) 736-7000
               (Address, including zip code, and telephone number
                    including area code, of each registrant's
                           principal executive office)

                             -----------------------

               JACK B. LAY                      Copies of all communications to:
       EXECUTIVE VICE PRESIDENT AND                    R. RANDALL WANG, ESQ.
         CHIEF FINANCIAL OFFICER                      ROBERT J. ENDICOTT, ESQ.
REINSURANCE GROUP OF AMERICA, INCORPORATED              JAMES R. LEVEY, ESQ.
      1370 TIMBERLAKE MANOR PARKWAY                      BRYAN CAVE LLP
    CHESTERFIELD, MISSOURI 63017-6039            211 NORTH BROADWAY, SUITE 3600
            (636) 736-7000                         ST. LOUIS, MISSOURI 63102
(Name, address, including zip code, and                  (314) 259-2000
telephone number, including area code, of           FACSIMILE: (314) 259-2020
  agent for service for each registrant)

                             -----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:| |

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:|X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.| |

                      -------------------------------------

(Calculation of Registration Fee and related footnotes appear on following page)

                  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
         SECTION 8(A), MAY DETERMINE.

(Calculation of Registration Fee and related footnotes from previous page)


                                                CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   SECURITIES TO BE REGISTERED    REGISTERED (1), (2), (3)        UNIT (4)                PRICE         REGISTRATION FEE
--------------------------------  ------------------------ --------------------- ---------------------- ------------------
Debt Securities of RGA(5)
Preferred Stock of RGA(5)
Depositary Shares of RGA(5)
Common Stock of RGA(5)(6)
Warrants
Stock Purchase Contracts of
   RGA(7)
Stock Purchase Units of RGA(8)
Preferred Securities of RGA
   Capital Trust I
Preferred Securities of RGA
   Capital Trust II
Guarantees of the Preferred
   Securities of RGA Capital
   Trust I and RGA Capital
   Trust II by RGA(9)                   $400,000,000               100%             $400,000,000           $100,000
--------------------------------  ------------------------ --------------------- ---------------------- ------------------

(1) The total amount registered under this registration statement is $400,000,000.
(2) Includes such indeterminate number of shares of common stock and preferred stock of Reinsurance Group of America, Incorporated ("RGA"), such indeterminate number or amount of depositary shares, warrants, stock purchase contracts and stock purchase units of RGA, and such indeterminate principal amount of debt securities of RGA, and such indeterminate number of shares of preferred securities ("Preferred Securities") of RGA Capital Trust I and RGA Capital Trust II (the "RGA Trusts") as may from time to time be issued at indeterminate prices. Debt securities of RGA may be issued and sold to the RGA Trusts, in which event such debt securities may later be distributed to the holders of preferred securities of the RGA Trusts upon a dissolution of any such RGA Trust and the distribution of the assets thereof.
(3) Represents the aggregate initial offering price of all securities sold. Amounts represent United States Dollars or the equivalent thereof in one or more foreign denominated currencies or currency units (based on the applicable exchange rate at the time of sale) if debt securities are issued with principal amounts denominated in one or more foreign or composite currencies as shall be designated by the registrant.
(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and dividends, if any.
(5) Also includes such indeterminate number of shares of preferred stock and common stock or amount of debt securities as may be issued upon conversion of or exchange for any debt securities or preferred stock that provide for conversion into or exchange for other securities. No separate consideration will be received for the preferred stock or common stock or amount of debt securities issuable upon conversion of or in exchange for debt securities or preferred stock. Also consists of such indeterminate number of shares of common stock, or preferred stock, depositary shares or other securities of RGA to be issuable by RGA upon settlement of the warrants, stock purchase contracts or stock purchase units of RGA.
(6) Each share of Common Stock issued also represents one Preferred Stock Purchase Right. Preferred Stock Purchase Rights cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price, or necessitate an additional registration fee.
(7) Each stock purchase contract of the registrant obligates the registrant to sell, and the holder thereof to purchase, an indeterminate number of shares of common stock, preferred stock or depositary shares of RGA.
(8) Each stock purchase unit consists of a stock purchase contract and debt securities, depositary shares or preferred securities registered under this registration statement or debt obligations of third parties or trust preferred securities of a trust.
(9) Includes the rights of holders of the Preferred Securities under the Guarantees of Preferred Securities and back-up undertakings, consisting of obligations of RGA to provide certain indemnities in respect of, and pay and be responsible for, certain expenses, costs, liabilities and debts of, as applicable, the RGA Trusts as set forth in the indenture and any applicable supplemental indentures thereto and the debt securities issued to the RGA Trusts, in each case as further described in the registration statement. No separate consideration will be received for the guarantees or any back-up undertakings.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2001

                                   PROSPECTUS

                                  $400,000,000

                   REINSURANCE GROUP OF AMERICA, INCORPORATED

       Debt Securities, Preferred Stock, Depositary Shares, Common Stock,
           Stock Purchase Contracts, Stock Purchase Units and Warrants

                               RGA CAPITAL TRUST I
                              RGA CAPITAL TRUST II

    Preferred Securities Guaranteed to the Extent Set Forth in this Document by Reinsurance Group Of America, Incorporated

                             ----------------------

         Reinsurance Group of America, Incorporated and RGA Capital Trust I and RGA Capital Trust II may offer up to $400,000,000 of the securities listed above from time to time. This prospectus contains general information about these securities.

         When RGA, RGA Capital Trust I or RGA Capital Trust II decides to sell a particular series of securities, we will prepare a prospectus supplement describing those securities. You should read this prospectus and any prospectus supplement carefully before you invest.

         INVESTING IN THESE SECURITIES INVOLVES RISKS. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         RGA, RGA Capital Trust I or RGA Capital Trust II may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, please see "Plan of Distribution" in this prospectus.

         RGA's common stock is listed on the New York Stock Exchange under the symbol "RGA."

                             ----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                 The date of this prospectus is           , 2001
                                               ------- ---

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we and RGA Capital Trust I and RGA Capital Trust II, which we refer to as the "RGA trusts," filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $400,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

         In this prospectus, "we," "us," "our," the "Company" and "RGA" refer to Reinsurance Group of America, Incorporated.

         This prospectus provides you with a general description of the securities we and the RGA trusts may offer. Each time we or either of the RGA trusts sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

         You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                               TABLE OF CONTENTS


         Where You Can Find More Information......................................................................1
         Incorporation of Certain Documents by Reference..........................................................2
         Risk Factors.............................................................................................4
         Cautionary Statement Regarding Forward-Looking Statements................................................7
         Information About the Company............................................................................9
         Information about the RGA Trusts.........................................................................9
         Use of Proceeds.........................................................................................10
         Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and
               Preference Dividends..............................................................................11
         Description of Debt Securities of RGA...................................................................11
         Description of Capital Stock of RGA.....................................................................24
         Description of Depositary Shares of RGA.................................................................34
         Description of Warrants of RGA..........................................................................37
         Description of Stock Purchase Contracts and Stock Purchase Units of RGA.................................38
         Description of Preferred Securities of the RGA Trusts...................................................39
         Description of the Preferred Securities Guarantees of RGA...............................................41
         Effect of Obligations under the Junior Subordinated Debt Securities and the Preferred
               Securities Guarantees.............................................................................44
         Plan of Distribution....................................................................................46
         Legal Matters...........................................................................................47
         Experts.................................................................................................47


                       WHERE YOU CAN FIND MORE INFORMATION

         RGA is subject to the informational requirements of the Securities Exchange Act of 1934. As a result, RGA files annual, quarterly and special reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol "RGA," those materials can also be inspected and copied at the offices of that organization. Here are ways you can reach and obtain copies of this information:


------------------------------------------------------------ ----------------------------------------------------
                         WHAT IS AVAILABLE                                   WHERE TO GET IT
------------------------------------------------------------ ----------------------------------------------------

                Paper copies of information                  SEC's Public Reference Room
                                                             Judiciary Plaza Building
                                                             450 Fifth Street, N.W., Room 1024
                                                             Washington, D.C. 20549

                                                             SEC's Northeast Regional Office
                                                             Seven World Trade Center, Suite 1300
                                                             New York, New York 10048

                                                             SEC's Midwest Regional Office
                                                             Northwestern Atrium Center
                                                             500 West Madison Street, Suite 1400
                                                             Chicago, Illinois 60661

                                                             The New York Stock Exchange
                                                             20 Broad Street
                                                             New York, New York 10005

------------------------------------------------------------ ----------------------------------------------------
            On-line information, free of charge              SEC's Internet website at http://www.sec.gov
------------------------------------------------------------ ----------------------------------------------------
    Information about the SEC's Public Reference Rooms       Call the SEC at 1-800-SEC-0330
------------------------------------------------------------ ----------------------------------------------------

         We and the RGA trusts have filed with the SEC a registration statement under the Securities Act that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can get a copy of the registration statement from the sources listed above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

         This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 1-11848). These documents contain important information about us.

         -     Our Annual Report on Form 10-K for the year ended December 31,
               1999.

         - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

         - Our Current Report on Form 8-K dated January 6, 2000 (filed January 21, 2000) (and, as referred to therein, our Current Report on Form 8-K dated August 10, 1999 (filed August 25, 1999), our Current Report on Form 8-K dated August 26, 1999 (filed September 10, 1999), our Current Report on Form 8-K dated September 17, 1999 (filed September 30, 1999), our Current Report on Form 8-K dated November 10, 1999 (filed November 24, 1999) and our Current Report on Form 8-K dated November 23, 1999 (filed December 6, 1999)), our Current Report on Form 8-K dated March 16, 2000 (filed March 21, 2000) and our Current Report on Form 8-K dated March 30, 2000 (filed April 6,
               2000).

         - The description of our common stock contained in our Registration Statement on Form 8-A dated April 6, 1993, as amended by Amendment No. 1 on Form 8-A/A dated April 27, 1993, including any amendments or reports filed for the purpose of updating such description.

         - The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A dated April 6, 1993, as amended by Amendment No. 1 to Form 8-A/A dated April 27, 1993, and as further supplemented on Form 8-A dated May 4, 1998, including amendments or reports filed for the purpose of updating such description.

         We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date we first filed the registration statement to which this prospectus relates and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

         You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its web site (http://www.sec.gov). You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

                   Reinsurance Group of America, Incorporated
                          1370 Timberlake Manor Parkway
                        Chesterfield, Missouri 63017-6039
                             Attention: Jack B. Lay
              Executive Vice President and Chief Financial Officer
                                 (636) 736-7000

                                  RISK FACTORS

         Investing in securities offered by this prospectus involves certain risks. Any of the following risks could materially adversely affect our business operating results and financial condition and could result in a loss of your investment.

WE ARE CONTROLLED BY METLIFE, AND THE INTERESTS OF METLIFE MAY DIFFER FROM THE INTERESTS OF RGA AND ITS SECURITYHOLDERS.

         Metropolitan Life Insurance Company, which we refer to as "MetLife," beneficially owns approximately 58.7% of our outstanding common stock, and several individuals employed by or associated with MetLife hold seats on our board of directors. MetLife has the power, because of the voting power of the shares of common stock beneficially held by it, to elect our board of directors, and to substantially influence business combination transactions. For financial reporting purposes, MetLife will include its share of our net income or loss in its consolidated financial statements. Our board of directors, including members who are also affiliated with MetLife, may consider not only the short-term and long-term impact of operating decisions on us, but also the impact of such decisions on MetLife and its affiliates.

OUR ABILITY TO PAY PRINCIPAL, INTEREST AND/OR DIVIDENDS ON OFFERED SECURITIES IS LIMITED.

         We are a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries. Our ability to pay principal and interest on any debt securities or dividends on any preferred or common stock is affected by the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends. These payments may be limited by regulatory restrictions. Our insurance company subsidiaries are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. Under Missouri insurance laws, our principal operating subsidiary, RGA Reinsurance Company, which we refer to as "RGA Reinsurance," generally may pay dividends to us only out of its unassigned surplus as reflected in its statutory financial statements filed in Missouri. To the extent RGA Reinsurance has an unassigned surplus deficit, any dividends paid by RGA Reinsurance would be funded from paid-in and contributed surplus and would be subject to approval by the Missouri Director of Insurance. In addition, the Missouri Director of Insurance must approve, or not disapprove within 30 days of notice, payment of an "extraordinary" dividend from RGA Reinsurance. Under Missouri insurance laws, that term generally refers to a dividend that exceeds, together with all dividends paid by RGA Reinsurance within the previous 12 months, the greater of:

         - 10% of RGA Reinsurance's capital and surplus as of the preceding December 31; or

         - the statutory net gain from operations of RGA Reinsurance for the preceding calendar year.

         In contrast to Missouri law, the Model Insurance Holding Company Act of the National Association of Insurance Commissioners defines an "extraordinary dividend" as a dividend which exceeds the lesser of the two amounts described above. We are unable to predict when or in what form Missouri will enact a new measure for extraordinary dividends, and we cannot assure you that more stringent restrictions will not be adopted from time to time in other jurisdictions in which our insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by such subsidiaries without affirmative prior approval by insurance regulatory authorities.

         RGA Life Reinsurance Company of Canada, which we refer to as "RGA Canada" and which is our second largest operating subsidiary, is limited in its ability to pay dividends by the Canadian Minimum Continuing Capital and Surplus Requirements. As of September 30, 2000, the maximum amount available for dividends from RGA Canada was $40.2 million.

         In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of one of our insurance subsidiaries, all creditors of that subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before we, as shareholder, would be entitled to any payment. The subsidiary's direct creditors would have to be paid in full before our creditors, including holders of any offered securities, would be entitled to receive any payment from the assets of such subsidiary.

A DOWNGRADE IN THE RATINGS OF OUR INSURANCE SUBSIDIARIES OR METLIFE OR ITS AFFILIATES COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE.

         Ratings are an important factor in our competitive position. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. A downgrade in the ratings of our insurance subsidiaries could adversely affect their ability to sell products, retain existing business, and compete for attractive acquisition opportunities. In addition, a ratings downgrade of MetLife or its affiliates could have a negative impact on our ratings and our ability to conduct business.

WE COULD BE FORCED TO SELL INVESTMENTS AT A LOSS TO COVER POLICYHOLDER WITHDRAWALS OR RECAPTURES OF REINSURANCE TREATIES.

         Some of the products offered by our insurance company customers allow policyholders and contractholders to withdraw their funds under defined circumstances. Our insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities under reinsurance treaties with these customers. While our insurance subsidiaries own a significant amount of liquid assets, a portion of their assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, require our insurance subsidiaries to dispose of assets on unfavorable terms, which could have an adverse effect on us. Reinsurance agreements may provide for recapture rights on the part of the ceding company. Recapture rights permit the ceding company to reassume all or portion of the risk formerly ceded to the reinsurer after an agreed upon time, usually 10 years, subject to various conditions. Recapture of business previously ceded does not affect premiums ceded prior to the recapture, but may result in immediate payments to the ceding company and a charge for unrecoverable deferred acquisition costs. Under some circumstances, payments to the ceding company could require our insurance subsidiaries to dispose of assets on unfavorable terms.

OUR INSURANCE SUBSIDIARIES ARE HIGHLY REGULATED, AND CHANGES IN THESE REGULATIONS COULD NEGATIVELY AFFECT OUR BUSINESS.

         Our insurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Such regulation is vested in governmental agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than shareholders or holders of debt securities. Moreover, insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends, tax distributions, and other payments our insurance subsidiaries can make without prior regulatory approval, and impose restrictions on the amount and type of investments we may hold. RGA is also regulated in Missouri as an insurance holding company.

         Recently, the insurance regulatory framework in the United States has been subject to increased scrutiny, and certain state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance holding companies. In light of recent legislative developments, the National Association of Insurance Commissioners, which we refer to as the "NAIC," and state insurance regulators have begun re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, risk-based capital guidelines, interpretations of existing laws, the development of new laws, the implementation of nonstatutory guidelines, and the definition of extraordinary dividends. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the U.S. or elsewhere may have on our financial condition or operations.

IF OUR RISK MANAGEMENT OR INVESTMENT STRATEGY IS NOT SUCCESSFUL, WE COULD SUFFER UNEXPECTED LOSSES.

         Risk management and the success of our investment strategy are crucial to the success of our business. In particular, we structure our investments to match our anticipated liabilities under reinsurance treaties. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments prior to maturity at a significant loss.

         Our investment guidelines also permit up to 5% of the portion of our investment portfolio to be invested in below investment grade fixed income securities. While any investment carries some risk, the risks associated with lower-rated securities are greater than the risks associated with investment grade securities. The risk of loss of principal or interest through default is greater because lower-rated securities are usually unsecured and are often subordinated to an issuer's other obligations. Additionally, the issuers of these securities frequently have high debt levels and are thus more sensitive to difficult economic conditions, individual corporate developments and rising interest rates which could impair an issuer's capacity or willingness to meet its financial commitment on such lower-rated securities. Consequently, the market price of these securities may be quite volatile, and the risk of loss is greater.

         The success of any investment activity is affected by general economic conditions, which may adversely affect the markets for interest-rate-sensitive securities and equity securities, including the level and volatility of interest rates and the extent and timing of investor participation in such markets. Unexpected volatility or illiquidity in the markets in which we directly or indirectly hold positions could adversely affect us.

A TAX LAW CHANGE OR ECONOMIC DOWNTURN COULD REDUCE THE DEMAND FOR CERTAIN INSURANCE PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Under the Internal Revenue Code of 1986, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. If the estate tax were eliminated, the demand for certain life insurance products would be adversely affected. These changes could negatively affect our reinsurance business. In addition, we cannot predict what future tax initiatives may be proposed and enacted which could affect us.

         Furthermore, a general economic downturn or a downturn in the equity and other capital markets could adversely affect the market for many annuity and life insurance products. Because we obtain substantially all of our revenues through reinsurance arrangements that cover a portfolio of life insurance products, as well as annuities, our business would be harmed if the market for annuities or life insurance were adversely affected. In addition, the market for annuity reinsurance products is currently not well developed and we cannot assure you that such market will develop in the future.

WE ARE EXPOSED TO FOREIGN CURRENCY RISK.

         We have foreign currency risk on business conducted and investments in foreign currencies to the extent that the exchange rates of the foreign currencies are subject to adverse change over time. We cannot predict whether exchange rate fluctuations will have a material adverse effect on our operations and financial results in the future.

INTEREST-RATE FLUCTUATIONS COULD NEGATIVELY AFFECT OUR SPREAD INCOME OR OTHERWISE IMPACT OUR BUSINESS.

         Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies.

Both rising and declining interest rates can negatively affect our spread income. While we develop and maintain asset/liability management programs and procedures designed to preserve spread income in various rising or falling interest rate environments, we cannot assure you that changes in interest rates will not affect such spreads.

         Changes in interest rates may also affect our business in other ways. Lower interest rates may result in lower sales of certain insurance and investment products of our customers, which would reduce the demand for our reinsurance.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, WHICH COULD LIMIT OUR ABILITY TO GAIN OR MAINTAIN OUR POSITION IN THE INDUSTRY.

         The reinsurance industry is highly competitive, and we encounter significant competition in all lines of business from other reinsurance companies, many of which have greater financial resources than we do, as well as competition from other providers of financial services. Our ability to compete is dependent upon, among other things, our ability to maintain strong financial strength ratings from rating agencies, pricing and other terms and conditions of reinsurance agreements, reputation, service, and experience in the types of business underwritten. However, competition from other insurers could adversely affect our competitive position.

WE ARE DEPENDENT ON THE PERFORMANCE OF OTHERS, AND WE COULD BE ADVERSELY AFFECTED IF THEY FAIL TO PERFORM IN A SATISFACTORY MANNER.

         In the normal course of business, we seek to limit our exposure to losses from our reinsurance contracts by ceding a portion of the reinsurance to other insurance enterprises or reinsurerers, i.e., our retrocessionaires, under excess coverage and coinsurance contracts. We cannot assure you that our retrocessionaires will be able to fulfill their obligations to us. We are also subject to the risk that our clients will be unable to fulfill their obligations to us in accordance with the terms of our reinsurance agreements.

         We use the services of third-party investment managers to manage a majority of our investment portfolio. We rely on these investment managers to provide investment advice and execute investment transactions that are within our investment policy guidelines. Poor performance on the part of our outside investment managers could have an adverse effect on our financial performance.

         As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and our financial strength. Actions of competitors, and financial difficulties of other companies in the industry, could undermine consumer confidence and harm our reputation.

A DECLINE IN OUR STOCK PRICE MAY LIMIT OUR ABILITY TO RAISE CAPITAL.

         Although we believe we have sufficient, internally generated capital to fund our immediate growth and capital needs, a lower stock price may limit our ability to raise capital or otherwise use our capital stock to fund other growth opportunities and acquisitions.

INADEQUATE RISK ANALYSIS AND UNDERWRITING MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL RESULTS.

         We have developed risk analysis and underwriting guidelines, policies, and procedures with the objective of controlling the quality of the business as well as the pricing of the risk we are assuming. Among other things, these processes rely heavily on information provided to us from ceding companies, our analysis of mortality trends and lapse experience, and our understanding of medical impairments and their impact on mortality. To the extent these processes are inadequate or are based on inadequate information, the premiums we receive for the risks we assume may not be sufficient to cover our claims.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This document contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among others:

         - projections of our earnings, revenues, income or loss, or capital expenditures;

         -    our plans for future operations and financing needs or plans; and

         -    assumptions relating to the foregoing.

         The words "intend," "expect," "project," "estimate," "predict," "anticipate," "should," "believe" and other similar expressions also are intended to identify forward-looking statements.

         These forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

         Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

         - market conditions and the timing of sales of investment securities;

         - regulatory action taken by the New York or Missouri Departments of Insurance with respect to MetLife or GenAmerica or us and our subsidiaries;

         - changes in the credit ratings of RGA and our subsidiaries and of MetLife and its affiliates and the effect of such changes on our future results of operations and financial condition;

         -    material changes in mortality and claims experience;

         -    competitive factors and competitors' responses to our initiatives;

         - general economic conditions affecting the demand for insurance and reinsurance in our current and planned markets;

         -    successful execution of our entry into new markets;

         -    successful development and introduction of new products;

         - the stability of governments and economies in the foreign markets in which we operate;

         - fluctuations in U.S. and foreign interest rates and securities and real estate markets;

         -    the success of our clients;

         - changes in laws, regulations and accounting standards applicable to us and our subsidiaries; and

         - other risks and uncertainties described in this document and in our other filings with the SEC.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

         All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above. You should not place undue reliance on those statements, which speak only as of the date on which they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after the completion of this offering to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                          INFORMATION ABOUT THE COMPANY

         We are an insurance holding company that was formed on December 31, 1992. Through our operating subsidiaries, we are primarily engaged in life reinsurance in North America and select international locations. In addition, we provide reinsurance of non-traditional business including asset-intensive products and financial reinsurance. Through a predecessor, we have been engaged in the business of life reinsurance since 1973. As of September 30, 2000, we had approximately $5.9 billion in consolidated assets.

         Reinsurance is an arrangement under which an insurance company, the "reinsurer," agrees to indemnify another insurance company, the "ceding company," for all or a portion of the insurance risks underwritten by the ceding company. Reinsurance is designed to:

         - reduce the net liability on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as increase the maximum risk it can underwrite on a single life or risk;

         - stabilize operating result by leveling fluctuations in the ceding company's loss experience;

         - assist the ceding company to meet applicable regulatory requirements; and

         - enhance the ceding company's financial strength and surplus position.

         We are a holding company, the principal assets of which consist of the common stock of our principal operating subsidiaries, RGA Reinsurance and RGA Canada, as well as investments in several other subsidiaries.

         We have five main operational segments segregated primarily by geographic region: U.S., Canada, Latin America, Asia Pacific, and other international operations. The U.S. operations provide traditional life reinsurance and non-traditional reinsurance to domestic clients. Non-traditional business includes asset-intensive and financial reinsurance. Asset-intensive products include reinsurance of bank-owned life insurance and reinsurance of annuities. The Canada operations provide insurers with traditional reinsurance as well as assistance with capital management activity. The Latin America operations include direct life insurance through a subsidiary in Argentina and traditional reinsurance and reinsurance of privatized pension products in Argentina. The Asia Pacific operations provide primarily traditional life reinsurance. Other international operations include traditional life reinsurance from Western Europe and South Africa.

         On January 6, 2000, Metropolitan Life Insurance Company acquired 100% of GenAmerica Corporation, including its beneficial ownership of RGA shares (which was approximately 48% at December 31, 1999). This acquisition, together with a private placement of approximately 4.8 million shares of our common stock completed in November 1999, made MetLife our majority shareholder, with beneficial ownership of approximately 58.7% of all outstanding shares.

         Our executive office is located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, and its telephone number is (636) 736-7000.


                        INFORMATION ABOUT THE RGA TRUSTS

         Each of the RGA trusts is a statutory business trust formed under Delaware law. Each RGA trust exists for the exclusive purposes of:

         - issuing and selling its preferred securities and common securities;

         - using the proceeds from the sale of its preferred securities and common securities to acquire RGA's junior subordinated debt securities; and

         - engaging in only those other activities that are related to those purposes.

         All of the common securities of each trust will be directly or indirectly owned by RGA. The common securities will rank equally, and payments will be made proportionally, with the preferred securities. However, if an event of default under the amended and restated trust agreement of the respective RGA trust has occurred and is continuing, the cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in right of payment. We will directly or indirectly acquire common securities in an amount equal to at least 3% of the total capital of each RGA trust. The preferred securities will represent the remaining 97% of such trusts' capital.

         RGA will guarantee the preferred securities of each RGA trust as described later in this prospectus.

         Unless otherwise specified in the applicable prospectus supplement, each RGA trust has a term of up to 55 years but may terminate earlier, as provided in its amended and restated trust agreement. Each RGA trust's business and affairs will be conducted by the trustees appointed by us. The amended and restated trust agreement will set forth the duties and obligations of the trustees. A majority of the trustees of each RGA trust will be employees or officers of or persons who are affiliated with RGA, whom we refer to as "administrative trustees."

         One trustee of each RGA trust will be an institution, which we refer to as the "property trustee," that is not affiliated with RGA and has a minimum amount of combined capital and surplus of not less than $50,000,000, which will act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939, under the terms of the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the property trustee will maintain exclusive control of a segregated, non-interest bearing "payment account" established with The Bank of New York to hold all payments made on the junior subordinated debt securities for the benefit of the holders of the trust securities of each RGA trust. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each RGA trust will be an institution having a principal place of business in, or a natural person resident of, the State of Delaware, which we refer to as the "Delaware trustee." As the direct or indirect holder of all of the common securities, RGA will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each RGA trust, except that if an event of default under the junior subordinated indenture has occurred and is continuing, only the holders of preferred securities may remove the Delaware trustee or the property trustee. RGA will pay all fees and expenses related to the RGA trust and the offering of the preferred securities and the common securities.

         Unless otherwise specified in the applicable prospectus supplement, the property trustee for each RGA trust will be The Bank of New York. Unless otherwise specified in the applicable prospectus supplement, the Delaware trustee for each RGA trust will be The Bank of New York (Delaware), an affiliate of The Bank of New York, and its address in the state of Delaware is White Clay Center, Route 273, Newark, Delaware 19771. The principal place of business of each RGA trust is c/o Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, telephone
(636) 736-7000.

         The RGA trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trusts will not have any independent operations. Each of the trusts exists solely for the reasons provided in the amended and restated trust agreement and summarized above. Unless otherwise provided in the applicable prospectus supplement, RGA will pay all fees and expenses related to each RGA trust and the offering of its preferred securities, including the fees and expenses of the trustee.


                                 USE OF PROCEEDS

         Except as otherwise described in a prospectus supplement, the proceeds from the sale by any RGA trust of any preferred securities, together with any capital contributed in respect of common securities, will be loaned to RGA in exchange for RGA's junior subordinated debt securities. Unless otherwise stated in the prospectus supplement, we will use borrowings from the trusts, and the net proceeds from the sale of any other securities offered by RGA, for general corporate purposes. Such general corporate purposes may include, but are not limited to, repayments of our indebtedness or the indebtedness of our subsidiaries. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.


                       RATIO OF EARNINGS TO FIXED CHARGES
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

         The following table sets forth RGA's ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated. For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings from continuing operations adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals. We have not paid a preference security dividend for any of the periods presented.



                                                                   Nine Months
                           Year Ended December 31,                    Ended
----------------------------------------------------------------   September 30,
        1995        1996       1997      1998          1999           2000
        ----        ----       ----      ----          ----           ----

       151.6        13.8       13.9      15.2         8.5(1)            10.4


(1) Coverage ratio in 1999 is lower than other periods presented due to the inclusion of $75.3 million of net realized investment losses primarily associated with the recapture of one block of business by General American Life Insurance Company.

                      DESCRIPTION OF DEBT SECURITIES OF RGA

         The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. The debt securities will be either our senior debt securities or subordinated debt securities, or our junior subordinated debt securities issued in connection with the issuance by an RGA trust of its trust preferred securities.

THE INDENTURES

         The senior debt securities will be issued in one or more series under a senior indenture, to be entered into by us with a financial institution as trustee. The subordinated debt securities will be issued in one or more series under a subordinated indenture, to be entered into by us with a financial institution as trustee. The junior subordinated debt securities will be issued in one or more series under a junior subordinated indenture, to be entered into by us with The Bank of New York, as trustee. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable indenture. Each of the indentures will be subject to and governed by the Trust Indenture Act of 1939. The description of the indentures set forth below assumes that we have entered into the indentures. We will execute the senior indenture or the subordinated indenture, as applicable, when and if we issue senior or subordinated debt securities. We will execute the junior subordinated indenture when and if we issue junior subordinated debt securities in connection with the issuance by an RGA trust of its preferred securities. See "Description of Preferred Securities of the RGA Trusts" below. Since the terms of the indentures are more detailed than the general information provided below, you should only rely on the actual provisions of the indentures. If you would like to read the indentures, they are on file with the SEC, as described under "Where You Can Find More Information" beginning on page 1. Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.

GENERAL

         The indentures do not limit the aggregate amount of debt securities which we may issue. We may issue debt securities under the indentures up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indentures will not limit the amount of other secured or unsecured debt that we may incur or issue.

         The debt securities will be our unsecured general obligations. The senior debt securities will rank with all our other unsecured and unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all our present and future senior indebtedness. Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities that we may issue to one of the RGA trusts will be subordinate and junior in right of payment to the extent and in the manner set forth in the junior subordinated indenture to all our present and future indebtedness, including any senior and subordinated debt securities issued under the senior or subordinated indenture. See "--Subordination under the Subordinated Indenture and the Junior Subordinated Indenture." The indentures will provide that the debt securities may be issued from time to time in one or more series. We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture.

         We are a holding company. As a result, we rely primarily on dividends or other payments from our principal operating subsidiaries, RGA Reinsurance and RGA Canada, to pay principal and interest on our outstanding debt obligations, and to make dividend distributions on our capital stock. We can also utilize investment securities maintained in our portfolio for these payments. The principal source of funds for RGA Reinsurance and RGA Canada comes from current operations.

         Applicable insurance regulatory and other legal restrictions limit the amount of dividends and other payments our subsidiaries can make to us. Our subsidiaries have no obligation to guarantee or otherwise pay amounts due under the debt securities. Therefore, the debt securities will be effectively subordinated to all indebtedness and other liabilities and commitments of our subsidiaries, including claims under reinsurance contracts, debt obligations and other liabilities incurred in the ordinary course of business. In the event of a default on any debt securities, the holders of the debt securities will have no right to proceed against the assets of any insurance subsidiary. If the subsidiary were to be liquidated, the liquidation would be conducted under the laws of the applicable jurisdiction. Our right to receive distributions of assets in any liquidation of a subsidiary would be subordinated to the claims of the subsidiary's creditors, except to the extent any claims of ours as a creditor would be recognized. Any recognized claims of ours would be subordinated to any prior security interest held by any other creditors of the subsidiary and obligations of the subsidiary that are senior to those owing to us.

         The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

         (1) the specific designation of such debt securities;

         (2) any limit upon the aggregate principal amount of such debt securities;

         (3) the date or dates on which the principal of and premium, if any, on such debt securities will mature or the method of determining such date or dates;

         (4) the rate or rates, which may be fixed, variable or zero, at which such debt securities will bear interest, if any, or the method of calculating such rate or rates;

         (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

         (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor and whether we may elect to extend or defer such interest payment dates;

         (7) the place or places where principal of, premium, if any, and interest, if any, on such debt securities may be redeemed, in whole or in part, at our option;

         (8) our obligation, if any, to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligations;

         (9) the denominations in which such debt securities are authorized to be issued;

         (10) the currency or currency unit for which such debt securities may be purchased or in which debt securities may be denominated or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on such debt securities will be payable and whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

         (11) if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index based on a currency or currencies other than that in which such debt securities are stated to be payable, the manner in which such amount shall be determined;

         (12) if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined;

         (13) if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

         (14) the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

         (15) any addition to, or modification or deletion of, any term of subordination, event of default or covenant of RGA specified in the indenture with respect to such debt securities;

         (16) the application, if any, of such means of defeasance as may be specified for such debt securities;

         (17) the terms, if any, upon which the holders may convert or exchange such debt securities into or for our common or preferred stock or other securities or property;

         (18) in the case of the subordinated and junior subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus supplement; and

         (19) whether the provisions relating to extension or deferral of interest payment dates described in this prospectus will apply to the debt securities;

         (20) any other special terms pertaining to such debt securities. (Section 3.1 of each indenture).

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

         None of our shareholders, officers or directors, past, present or future, will have any personal liability in respect of our obligations under the indenture or the debt securities on account of that status. (Section 1.14 of each indenture).

FORM AND DENOMINATIONS

         Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form, without coupons, and will be denominated in U.S. dollars issued only in denominations of U.S. $1,000 and any integral multiple thereof. (Section 3.2 of each indenture).

GLOBAL DEBT SECURITIES

         Unless otherwise specified in a prospectus supplement for a particular series of debt securities, each series of debt securities will be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be registered in the name of the depository, which will be the sole direct holder of the global securities. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that, in turn, has an account with the depository.

          Special Investor Considerations for Global Securities. Our obligations with respect to the debt securities, as well as the obligations of each trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depository, as well as general laws relating to transfers of debt securities.

         An investor should be aware that when debt securities are issued in the form of global securities:

         - the investor cannot have debt securities registered in his or her own name;

         - the investor cannot receive physical certificates for his or her debt securities;

         - the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

         - the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

         - the depository's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global security; and

         - the depository will usually require that interests in a global security be purchased or sold within its system using same-day funds.

         Neither we nor the trustees have any responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security, and neither we nor the trustees supervise the depository in any way.

         Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate, and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor's bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders.

         The special situations where a global security is terminated are:

         - when the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository, unless a replacement is named;

         - when an event of default on the debt securities has occurred and has not been cured; or

         -    when and if we decide to terminate a global security.

         A prospectus supplement may list situations for terminating a global security that would apply only to a particular series of debt securities. When a global security terminates, the depository, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

ORIGINAL ISSUE DISCOUNT SECURITIES

         Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

INDEXED SECURITIES

         If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

FOREIGN CURRENCIES

         If the principal of, and premium, if any, or any interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.

OPTIONAL REDEMPTION, PREPAYMENT OR CONVERSION IN CERTAIN EVENTS

         The prospectus supplement relating to a particular series of debt securities which provides for the optional redemption, prepayment or conversion of such debt securities on the occurrence of certain events, such as a change of control of RGA, will provide:

         (1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of RGA's securities or the ability to obtain additional financing in the future;

         (2) a statement that RGA will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by RGA, including, if such debt securities are convertible, Rule 13e-4;

         (3) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such debt securities would be effectively subordinated;

         (4) a disclosure of the effect of any failure to repurchase under the applicable indenture, including in the event of a change of control of RGA;

         (5) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and

         (6) a discussion of any definition of "change of control" contained in the applicable indenture.

PAYMENT

         Unless otherwise indicated in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at the office or agency of RGA maintained for that purpose as

RGA may designate from time to time, except that, at the option of RGA, interest payments, if any, on debt securities in registered form may be made by checks mailed to the holders of debt securities entitled thereto at their registered addresses.

PAYMENT OF INTEREST WITH RESPECT TO REGISTERED DEBT SECURITIES

         Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 3.7 of each indenture).

TRANSFER AND EXCHANGE

         Unless otherwise indicated in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency of RGA maintained for such purpose as designated by RGA from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with such transfer or exchange. (Section 3.5 of each indenture).

CONSOLIDATION, MERGER, CONVEYANCE, SALE OF ASSETS AND OTHER TRANSFERS

         We may not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

         - the surviving corporation or other person is organized and existing under the laws of the United States or one of the 50 states, any U.S. territory or the District of Columbia, and assumes the obligation to pay the principal of, and premium, if any, and interest on all the debt securities and coupons, if any, and to perform or observe all covenants of each indenture; and

         - immediately after the transaction, there is no event of default under each indenture. (Section 10.1 of each indenture).

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of debt securities has occurred and is continuing, at any time and from time to time during the term of the series of debt securities to defer the payment of interest on one or more series of debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

         - declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

                (1) purchases of our capital stock in connection employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

                (2) in connection with the reclassifications of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

                (3) the purchase of fractional interests in shares of our
                    capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

                (4) dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

                (5) redemptions or repurchases of any rights outstanding under our shareholder rights plan;

         - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debt securities;

         - make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities of any RGA trust; or

         - redeem, purchase or acquire less than all of the junior subordinated debt securities or any preferred securities of an RGA trust.

         Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the debt securities.

         Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period. We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the debt securities. In the case of our junior subordinated debt securities, if the property trustee is the sole holder of such debt securities, we will give the administrative trustees and the property trustee notice of our selection of an extension period one business day before the earlier of (1) the date distributions on the preferred securities are payable or (2) the date the administrative trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution. The administrative trustees will give notice of our selection of the extension period to the holders of the preferred securities. If the property trustee is not the sole holder of such debt securities, or in the case of the senior and subordinated debt securities, we will give the holders of these debt securities notice of our selection of an extension period ten business days before the earlier of (1) the interest payment date or (2) the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of such debt securities of the record or payment date of the related interest payment. (Article XVII of the senior indenture; Article XVIII of the subordinated and junior subordinated indentures).

MODIFICATION OR AMENDMENT OF THE INDENTURES

         Supplemental Indentures Without Consent of Holders. Without the consent of any holders, we and the trustee may enter into one or supplemental indentures for certain purposes, including:

         (1) to evidence the succession of another corporation to our rights and the assumption by such successor of our covenants contained in each indenture;

         (2) to add to our covenants for the benefit of all or any series of debt securities, or to surrender any of our rights or powers;

         (3) to add any additional events of default;

         (4) to add or change any provisions to permit or facilitate the issuance of debt securities of any series in uncertificated or bearer form;

         (5) to change or eliminate any provisions, as long as any such change or elimination is effective only when there are no outstanding debt securities of any series created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

         (6) to provide security for the debt securities;

         (7) to supplement any of the provisions to permit or facilitate the defeasance and discharge of any series of debt securities in accordance with such indenture as long as such action does not adversely affect the interests of the holders of the debt securities in any material respect;

         (8) to establish the form or terms of debt securities in accordance with each indenture;

         (9) to provide for the acceptance of the appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

         (10) to cure any ambiguity, to correct or supplement any provision of any indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under such indenture which are not inconsistent with any provision of the indenture, as long as the additional provisions do not adversely affect the interests of the holders in any material respect; or

         (11) in the case of the subordinated and the junior subordinated indentures, to modify the subordination provisions thereof, except in a manner which would be adverse to the holders of subordinated or junior subordinated debt securities of any series then outstanding. (Section 11.1 of each indenture).

         Supplemental Indentures With Consent of Holders. If we receive the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of each indenture or of modifying in any manner the rights of the holders under the indenture of such debt securities and coupons, if any. As long as any of the preferred securities of an RGA trust remain outstanding, no modification of the related junior subordinated indenture may be made that requires the consent of the holders of the related junior subordinated debt securities, no termination of the related junior subordinated indenture may occur, and no waiver of any event of default under the related junior subordinated indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities of such RGA trust.

         However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

         (1) conflict with the required provisions of the Trust Indenture Act;

         (2) except as described in any prospectus supplement:

             - change the stated maturity of the principal of, or installment of interest, if any, on, any debt security,

             - reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof; however, a requirement to offer to repurchase debt securities will not be deemed a redemption for this purpose,

             - change the stated maturity of or reduce the amount of any payment to be made with respect to any coupon,

             - change the currency or currencies in which the principal of, and premium, if any, or interest on such debt security is denominated or payable,

             - reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any debt security,

             - impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof, or, in the case of redemption, on or after the redemption date,

             - limit our obligation to maintain a paying agency outside the United States for payment on bearer securities, or

             - adversely affect the right to convert any debt security into shares of our common stock if so provided;

         (3) reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of either indenture or certain defaults; or

         (4) modify any provisions of either indenture relating to waiver of past defaults with respect to that series, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holders of each such debt security of each series affected thereby. (Section 11.2 of each indenture).

         It is not necessary for holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if the holders approve the substance thereof. (Section 11.2 of each indenture).

         A supplemental indenture which changes or eliminates any covenant or other provision of the indenture to which it relates with respect to one or more particular series of debt securities and coupons, if any, or which modifies the rights of the holders of debt securities or any coupons of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such indenture of the holders of debt securities and coupons, if any, of any other series. (Section 11.2 of each indenture).

SUBORDINATION UNDER THE SUBORDINATED INDENTURE AND THE JUNIOR SUBORDINATED INDENTURE

         In the subordinated and junior subordinated indentures, RGA has covenanted and agreed that any subordinated or junior subordinated debt securities issued thereunder are subordinate and junior in right of payment to all present and future senior indebtedness to the extent provided in the subordinated indenture. (Section 17.1 of the subordinated and junior subordinated indentures). Unless otherwise indicated in the applicable prospectus supplement, the subordinated and junior subordinated indentures define the term "senior indebtedness" with respect to each respective series of subordinated and junior subordinated debt securities, to mean the principal, premium, if any, and interest on:

         - all indebtedness of RGA, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

         - any indebtedness of others of the kinds described in the preceding clause for the payment of which RGA is responsible or liable as guarantor or otherwise; and

         - amendments, renewals, extensions and refundings of any such indebtedness.

In the case of the junior subordinated indenture, unless otherwise indicated in the applicable prospectus supplement, senior indebtedness also includes all subordinated debt securities issued under the subordinated indenture. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business and (B) any indebtedness which by its terms is expressly made pari passu, or equal in rank and payment, with or subordinated to the applicable debt securities. (Section 17.2 of the subordinated and junior subordinated indentures).

         Unless otherwise indicated in the applicable prospectus supplement, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made on account of the subordinated or junior subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities, if:

         - RGA defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

         - an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on subordinated or junior subordinated debt securities cease, is given to RGA by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist. Unless otherwise indicated in the applicable prospectus supplement, the foregoing limitations will also apply to payments in respect of the junior subordinated debt securities in the case of an event of default under the subordinated indebtedness.

         Unless otherwise indicated in the applicable prospectus supplement, all present and future senior indebtedness, which shall include subordinated indebtedness in the case of our junior subordinated debt securities, including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshaling of assets, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by RGA on account of subordinated or junior subordinated debt securities in the event of:

         - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to RGA, its creditors or its property;

         - any proceeding for the liquidation, dissolution or other winding-up of RGA, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

         -    any assignment by RGA for the benefit of creditors; or

         -    any other marshaling of the assets of RGA.

         Unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated or junior subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full. Unless otherwise indicated in the applicable prospectus supplement, if the payments or distributions on subordinated or junior subordinated debt securities are in the form of RGA's securities or those of any other corporation under a plan of reorganization or readjustment and are subordinate to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of the subordinated debt securities and then, if any amounts remain, to the holders of the junior subordinated debt securities. (Section 17.3 of the subordinated and junior subordinated indentures). No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of subordinated or junior subordinated debt securities by any act or failure to act on the part of RGA. (Section 17.9 of the subordinated and junior subordinated indentures).

         Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of subordinated debt securities and any other type of RGA's creditors, any payments or distributions that would otherwise be paid to holders of senior debt securities and that are made to holders of subordinated debt securities because of this subrogation will be deemed a payment by RGA on account of senior indebtedness and not on account of subordinated debt securities. (Section 17.7 of the subordinated and junior subordinated indentures).

         Subordinated indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding subordinated indebtedness. After payment in full of all present and future subordinated indebtedness, holders of junior subordinated debt securities will be subrogated to the rights of any holders of subordinated indebtedness to receive any further payments or distributions that are applicable to the subordinated indebtedness until all the junior subordinated debt securities are paid in full. In matters between holders of junior subordinated debt securities and any other type of RGA's creditors, any payments or distributions that would otherwise be paid to holders of subordinated debt securities and that are made to holders of junior subordinated debt securities because of this subrogation will be deemed a payment by RGA on account of subordinated indebtedness and not on account of junior subordinated debt securities. (Section 17.7 of the junior subordinated indenture).

         The subordinated and junior subordinated indentures provide that the foregoing subordination provisions may be changed, except in a manner which would be adverse to the holders of subordinated or junior subordinated debt securities of any series then outstanding. (Sections 11.1 and 11.2 of the subordinated and junior subordinated indentures). The prospectus supplement relating to such subordinated or junior subordinated debt securities would describe any such change.

         If this prospectus is being delivered in connection with the offering of a series of subordinated or junior subordinated debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of indebtedness senior to such subordinated or junior subordinated indebtedness outstanding as of a recent date. The subordinated and junior subordinated indentures place no limitation on the amount of additional senior indebtedness that may be incurred by RGA. RGA expects from time to time to incur additional indebtedness constituting senior indebtedness. At December 31, 2000, RGA had approximately $272 million of indebtedness which would rank equally with the senior debt securities and prior in right of payment to the subordinated and junior subordinated debt securities, and no debt which would rank equal to or junior in right of payment to the subordinated or junior subordinated debt securities.

EVENTS OF DEFAULT

         An event of default with respect to any series of debt securities issued under each of the indentures means:

         - default for 30 days in the payment of any interest upon any debt security or any payment with respect to the coupons, if any, of such series when it becomes due and payable, except where we have properly deferred the interest, if applicable;

         - default in the payment of the principal of, and premium, if any, on, any debt security of such series when due;

         - default in the deposit of any sinking fund payment when due by the terms of a debt security of such series;

         - default for 90 days after we receive notice as provided in the applicable indenture in the performance of any covenant or breach of any warranty in the indenture governing that series;

         - certain events of bankruptcy, insolvency or receivership, or, with respect to the junior subordinated debt securities, the dissolution of the RGA trust; or

         - any other events which we specify for that series, which will be indicated in the prospectus supplement for that series. (Section
              5.1 of each indenture).

         Within 90 days after a default in respect of any series of debt securities, the trustee, or property trustee, if applicable, must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. (Section 6.2 of each indenture).

         If an event of default occurs in respect of any outstanding series of debt securities, the trustee of the senior or subordinated indentures, the property trustee under the junior subordinated indenture or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of those securities, of all of the debt securities of that series to be due and payable immediately by written notice thereof to us, and to the trustee or property trustee, if applicable, if given by the holders of the debt securities. However, with respect to any debt securities issued under the subordinated or junior subordinated indenture, the payment of principal and interest on such debt securities shall remain subordinated to the extent provided in Article XVII of the subordinated and junior subordinated indentures. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or premium, if any, or interest on debt securities of such series have been cured or waived as provided in the indenture. Unless otherwise provided in the applicable prospectus supplement, should the holders of the junior subordinated debt securities fail to amend such acceleration or waive any other default, the holders of at least 25% of the aggregate liquidation amount of the preferred securities of the related RGA trust will have this right. (Section 5.2 of each indenture).

         The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, may waive any past default and its consequences, except that they may not waive an uncured default in payment or a default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 5.13 of each indenture).

         Within four months after the close of each fiscal year, we must file with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status of each such default. (Section 12.2 of each indenture).

         Subject to provisions in the applicable indenture relating to its duties in case of default, the trustee, or property trustee, if applicable, is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 6.3 of each indenture).

         Subject to such indemnification requirements and other limitations set forth in the applicable indenture, if any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 5.12 of each indenture).

DEFEASANCE; SATISFACTION AND DISCHARGE

         Legal or Covenant Defeasance. Each indenture provides that we may be discharged from our obligations in respect of the debt securities of any series, as described below. These provisions will apply to any registered securities that are denominated and payable only in U.S. dollars, unless otherwise specified in a prospectus supplement. The prospectus supplement will describe any defeasance provisions that apply to other types of debt securities. (Section
15.1 of each indenture).

         At our option, we may choose either one of the following alternatives:

         - We may elect to be discharged from any and all of our obligations in respect of the debt securities of any series, except for, among other things, certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as "legal defeasance."

         - Alternatively, we may omit to comply with the covenants described under the heading "--Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers" and any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series. We refer to this as "covenant defeasance."

         In either case, we will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, including any mandatory sinking fund payments, premium, if any, and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

         This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel or Internal Revenue Service ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance. (Section 15.2 of each indenture).

         In addition, with respect to the subordinated and junior subordinated indentures, in order to be discharged, no event or condition shall exist that, pursuant to certain provisions described under "--Subordination under the Subordinated Indenture and the Junior Subordinated Indenture" above, would prevent us from making payments of principal of, and premium, if any, and interest on subordinated or junior subordinated debt securities and coupons at the date of the irrevocable deposit referred to above. (Section 15.2 of the subordinated and junior subordinated indentures).

         Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

         "U.S. Government Obligations" means securities which are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 15.2 of each indenture).

         We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option.

         There may be additional provisions relating to defeasance which we will describe in the prospectus supplement. (Section 15.1 of each indenture).

CONVERSION OR EXCHANGE

         Any series of the senior or subordinated debt securities may be convertible or exchangeable into common or preferred stock or other debt securities registered under the registration statement relating to this prospectus. The specific terms and conditions on which such debt securities may be so converted or exchanged will be set forth in the applicable prospectus supplement. Those terms may include the conversion or exchange price, provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, whether we have an option to convert debt securities into cash, rather than common stock, and provisions under which the number of shares of common or preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement. (Section 16.1 of each indenture).

GOVERNING LAW

         The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 1.11 of each indenture).

REGARDING THE TRUSTEE

         We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the trustee under the junior subordinated indenture relating to the junior subordinated debt securities which may be offered to the RGA trusts. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

         There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. (Section 1.1 of each indenture). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. (Section 6.10 of each indenture).

         If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Section 6.1 of each indenture).


                       DESCRIPTION OF CAPITAL STOCK OF RGA

         The following is a summary of the material terms of our capital stock and the provisions of our articles of incorporation, bylaws and rights agreement. It also summarizes some relevant provisions of the Missouri General and Business Corporation Law, which we refer to as Missouri law. Since the terms of our articles of incorporation, bylaws and rights agreement, and Missouri law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Missouri law. If you would






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



like to read those documents, they are on file with the SEC, as described under the heading "Where You Can Find More Information" beginning on page 1.

GENERAL

         Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

         All of our outstanding shares of common stock are fully paid and nonassessable. Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of common stock are entitled to receive dividends as and when declared by us out of legally available funds, and, if we liquidate, dissolve, or wind up RGA, to share ratably in all remaining assets after we pay liabilities. Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the common stock. We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the New York Stock Exchange.

         Mellon Investor Services LLC, Ridgefield Park, New Jersey is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "RGA."

PREFERRED STOCK

         Our restated articles of incorporation, as amended, vests our board of directors with authority to issue up to 10,000,000 shares of preferred stock from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be adopted by the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directors is expressly authorized to fix or determine:

         -    the specific designation of the shares of the series;

         - the consideration for which the shares of the series are to be issued;

         - the rate and times at which, and the conditions under which, dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative and as participating or non-participating;

         - the price or prices, times, terms and conditions, if any, upon which the shares of the series may be redeemed;

         - the rights, if any, which the holders of shares of the series have in the event of dissolution or upon distribution of our assets;

         - from time to time, whether to include the additional shares of preferred stock which we are authorized to issue in the series;

         - whether or not the shares of the series are convertible into or exchangeable for other securities of RGA, including shares of our common stock or shares of any other series of our preferred stock, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange right may be exercised;

         - if a sinking fund will be provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and







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




         - any other preferences and rights, privileges and restrictions applicable to the series as may be permitted by law.

         All shares of the same series of preferred stock will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. The shares of different series may differ, including as to rank, as may be provided in our articles of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our articles of incorporation to increase or decrease the number of authorized shares of preferred stock.

         The material terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement and if permitted by the articles of incorporation and by law, the terms of any such series may differ from the terms set forth below. That prospectus supplement may not restate the amendment to our articles of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the prospectus supplement, will define your rights as a holder of preferred stock. The certificate of amendment to our articles of incorporation or board resolution will be filed with the Secretary of State of the State of Missouri and with the SEC.

         Dividend Rights. The preferred stock will be preferred as to payment of dividends over our common stock or any other stock ranking junior to the preferred stock as to dividends. Before any dividends or distributions on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates indicated in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

         Rights upon Liquidation. The preferred stock will be preferred over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock or stock of junior rank, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

         Redemption. All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series.

         Conversion or Exchange. Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or other securities to the extent set forth in the applicable prospectus supplement.

         Preemptive Rights. No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

         Voting Rights. Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class. In addition, currently under Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matters submitted to the shareholders, amendments to the articles of incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

         - increase or decrease the aggregate number or par value of authorized shares of the class or series;

         - create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

         - increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

         - alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.

         Most of our operations are conducted through our subsidiaries, and thus our ability to pay dividends on any series of preferred stock is dependent on their financial condition, results of operations, cash requirements and other related factors. Our subsidiaries are also subject to restrictions on dividends and other distributions contained under applicable insurance laws and related regulations.

         Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of RGA, making removal of the management of RGA difficult, or restricting the payment of dividends and other distributions to the holders of common stock. Except as otherwise contemplated by our shareholder rights plan described below, we presently have no intention to issue any shares of preferred stock.

         As described under "Description of Depositary Shares of RGA," we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of RGA through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of RGA pursuant to the operation of the rights plan or otherwise. See also "--Certain Charter and Bylaw Provisions" below.

RIGHTS PLAN

         Under our shareholder rights plan, we authorized the issuance of one preferred stock purchase right for each outstanding share of common stock. The rights agreement, as amended, between RGA and Mellon Investor Services LLC, as rights agent, contains the terms of the shareholder rights plan. Since the terms of our shareholder rights plan are more extensive than the general summary information we are providing, you should only rely on the actual provisions of the rights agreement. If you would like to read the rights agreement, it is on file with the SEC or you may request a copy from us.

         Exercisability of Rights

         Under the rights agreement, one right attaches to each outstanding share of our common stock and, when exercisable, entitles the registered holder to purchase from us one two hundred twenty fifth (1/225th) of a share of Series A preferred stock at an initial purchase price of $130 per one one-hundredth (1/100th) of a share, subject to customary antidilution adjustments. For a description of the terms of the Series A preferred stock. See "Description of Capital Stock--Series A Preferred Stock" below.

         The rights will not become exercisable until the earlier of:

         - 10 business days following a public announcement that a person or group, other than GenAmerica, MetLife and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of common stock;

         - 10 business days after we first determine that a person or group, other than GenAmerica, MetLife and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock; or

         - 10 business days, or such later date as we may determine, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group, other than GenAmerica, MetLife and certain related persons, becoming the beneficial owner of securities representing 20% or more of the voting power of our common stock (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

         Additionally, at any time a person or a group, other than GenAmerica, MetLife and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, and RGA has registered the securities subject to the rights under the Securities Act of 1933, the flip-in features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group. A summary description of each of these features follows:

         "Flip In" Feature

         In the event a person or group, other than GenAmerica, MetLife and certain related persons, becomes the beneficial owner of securities representing 20% or more of the voting power of our common stock, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one two hundred twenty fifth (1/225th) of a share of Series A preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that the initial purchase price of $130 per one one-hundredth (1/100th) of a share of Series A preferred stock is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, can exercise nine of his or her rights by paying us $520 in order to receive from us shares of our common stock having a value equal to $1,040.

         "Exchange" Feature

         At any time after a person or group, other than GenAmerica, MetLife and certain related persons, becomes the beneficial owner of securities representing 20% or more, but less than 50%, of the voting power of our common stock, our board of directors may, at its option exchange all or some of the rights held by holders of our common stock, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, and cash instead of fractional shares, if any.

         Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.







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




         "Flip Over" Feature

         In the event we are acquired in a merger or other business combination transaction or 50% or more of the assets or earning power of us and our subsidiaries, taken as a whole, are sold, each holder of a right, except for a person or group, other than GenAmerica, MetLife and certain related persons, that is the beneficial owner of securities representing 20% or more of the voting power of our common stock, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to two times the exercise price of three rights.

         Redemption of Rights

         At any time before the earlier to occur of:

         - public disclosure that a person or group, other than GenAmerica, MetLife and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock; or

         - our determination that a person or group, other than GenAmerica, MetLife and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, our board of directors may redeem all the rights at a redemption price of $0.0067 per right, subject to adjustment. The right to exercise the rights, as described above under "--Exercisability of Rights," will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

         Amendment of Rights Agreement

         At any time before a person or group, other than GenAmerica, MetLife and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, we may amend any or all of the terms of the rights and the rights agreement without your consent. However, if at any time after a person or group, other than GenAmerica, MetLife and certain related persons, beneficially owns securities representing 20% or more, or such lower percentage as may be amended in the rights agreement, of the voting power of our common stock, our board of directors may not adopt amendments to the rights agreement that adversely affect the interests of holders of the rights.

         Termination of Rights

         If not previously exercised, the rights will expire on April 15, 2003, unless we earlier redeem or exchange the rights or extend the final expiration date.

         Anti-takeover Effects

         The rights have certain anti-takeover effects. Once the rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in certain circumstances. Accordingly, the existence of the rights may deter potential acquirors from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem the rights as described above and because a transaction approved by our board of directors would not cause the rights to become exercisable.

SERIES A PREFERRED STOCK

         In connection with the creation of the rights, as described above, our board has authorized the issuance of 500,000 shares of preferred stock as Series A junior participating preferred stock.

         We have designed the dividend, liquidation, voting and redemption features of the Series A preferred stock so that the value of one two hundred twenty fifth (1/225th) of a share of Series A preferred stock approximates the value of one share of common stock. Shares of Series A preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A preferred stock:

         - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

         - will have a preferential dividend in an amount equal to the greater of $1.00 and 225 times any dividend declared on each share of common stock;

         - in the event of liquidation, will entitle its holder to (1) receive a preferred liquidation payment equal to $100, plus the amount of any accrued and unpaid dividends, and (2) following payment of a specified amount to the holders of the common stock, to participate in any further distributions of the RGA's remaining assets;

         - will have 225 votes, voting together with our common stock and any other capital stock with general voting rights; and

         - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 225 times the amount and type of consideration received per share of common stock.

         The rights of the Series A preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

CERTAIN CHARTER AND BYLAW PROVISIONS

         Our articles of incorporation and bylaws:

         -    provide for a classified board of directors;

         - limit the right of shareholders to remove directors or change the size of the board of directors;

         - limit the right of shareholders to fill vacancies on the board of directors;

         - limit the right of shareholders to act by written consent and to call a special meeting of shareholders or propose other actions;

         - require a higher percentage of shareholders than would otherwise be required to amend, alter, change, or repeal the provisions of our articles of incorporation and bylaws; and

         - provide that the bylaws may be amended only by the majority vote of the board of directors.

         Shareholders will not be able to amend the bylaws without first amending the articles of incorporation. These provisions may discourage certain types of transactions that involve an actual or threatened change of control of RGA. Since the terms of our articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our articles of incorporation and bylaws. If you would like to read our articles of incorporation and bylaws, they are on file with the SEC or you may request a copy from us.

         Size of Board

         Our Restated Articles of Incorporation provide that the number of directors to constitute the initial board of directors was three and thereafter the number of directors will be fixed from time to time as provided in our bylaws. Our bylaws provide for a board of directors of at least three directors and permit the board of directors to increase the number of directors. In accordance with our bylaws, our board of directors has fixed the number of directors at ten. Our articles of incorporation further provide that our bylaws may be amended only by majority vote of our entire board of directors.

         Election of Directors

         In order for you to nominate a candidate for director, our articles of incorporation require that you give timely notice to us in advance of the meeting. Ordinarily, you must give notice not less than 60 days nor more than 90 days before the meeting (but if we give less than 70 days' notice of the meeting, then you must give notice within ten days after we mail notice of the meeting or make a public disclosure of the meeting). Your notice must describe various matters regarding the nominee, including the nominee's name, address, occupation, and shares held. Our articles of incorporation do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors of the class then being elected at that meeting of shareholders.

         Classified Board

         Our articles of incorporation and bylaws provide that our board will be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.

         Removal of Directors

         Missouri law provides that, unless a corporation's articles of incorporation provide otherwise, the holders of a majority of the corporation's voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only "for cause" and with the approval of the holders of 85% of RGA's voting stock.

         Filling Vacancies

         Missouri law further provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum. Our articles of incorporation provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding and except as described below, only the vote of a majority of the remaining directors may fill vacancies.

         Limitations on Shareholder Action by Written Consent

         As required by Missouri law, our bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

         Limitations on Calling Shareholder Meetings

         Under our articles of incorporation shareholders may not call special meetings of shareholders or require our board to call a special meeting of shareholders, and only a majority of our entire board of directors, our chairman of the board or our President may call a special meeting of shareholders.

         Limitations on Proposals of Other Business

         In order for you to bring a proposal before a shareholder meeting, our articles of incorporation require that you give timely notice to us in advance of the meeting. Ordinarily, you must give notice at least 60 days but not more than 90 days before the meeting (but if we give less than 70 days' notice of the meeting, then you must give notice within ten days after we mail notice of the meeting or make other public disclosure of the meeting). Your notice must include a description of the proposal, the reasons for the proposal, and other specified matters.

Our board may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

         Anti-Takeover Effects of Provisions

         The classification of directors, the inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our articles of incorporation that limit the ability of shareholders to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board make it more difficult for shareholders to change the composition of our board. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in our board would benefit RGA and its shareholders and whether or not a majority of our shareholders believes that the change would be desirable.

         The provision of our bylaws which requires unanimity for shareholder action by written consent gives all our shareholders entitled to vote on a proposed action the opportunity to participate in the action and prevents the holders of a majority of the voting power of RGA from using the written consent procedure to take shareholder action. The bylaw provision requiring advance notice of other proposals may make it more difficult for shareholders to take action opposed by the board. Moreover, a shareholder cannot force a shareholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of shareholders.

         These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before shareholders without our board's consent, and thus reduce the vulnerability of RGA to an unsolicited takeover proposal. These provisions enable RGA to develop its business in a manner which will foster its long-term growth, by reducing to the extent practicable the threat of a takeover not in the best interests of RGA and its shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence the governance of RGA and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.

MISSOURI STATUTORY PROVISIONS

         Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

         Business Combination Statute

         Missouri law contains a "business combination statute" which restricts certain "business combinations" between us and an "interested shareholder," or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder's acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status.

         The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board prior to the date the interested shareholder obtains such status.

         The statute also provides that, after the expiration of such five year period, business combinations are prohibited unless:

         - the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, approve the business combination; or

         - the business combination satisfies certain detailed fairness and procedural requirements.

         A "business combination" includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that increase the proportionate voting power of the interested shareholder. An "interested shareholder" generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation's voting stock.

         A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. However, our board of directors adopted a resolution approving the acquisition of beneficial ownership by MetLife as an "interested shareholder," thereby rendering the statutes inapplicable to MetLife.

         The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

         Control Share Acquisition Statute

         Missouri also has a "control share acquisition statute." This statute may limit the rights of a shareholder to vote some or all of his shares. A shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

         In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding voting shares, as determined before the acquisition, must approve the acquisition. Furthermore, a majority of the outstanding voting shares, as determined after the acquisition, but excluding shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

         Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

         -    good faith gifts;

         -    transfers in accordance with wills;

         -    purchases made in connection with an issuance by us;

         -    purchases by any compensation or benefit plan;

         -    the conversion of debt securities;

         - mergers involving us which satisfy the other requirements of the General and Business Corporation Law of Missouri;

         - transactions with a person who owned a majority of our voting power within the prior year, or

         - purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder.

         A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We recently amended our bylaws to opt out of the control share acquisition statute.

         Take-Over Bid Disclosure Statute

         Missouri's "take-over bid disclosure statute" requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

         Insurance Holding Companies Act

         We are regulated in Missouri as an insurance holding company. Under the Missouri Insurance Holding Companies Act and related regulations, the acquisition of control of a domestic insurer must receive prior approval by the Missouri Department of Insurance. Missouri law provides that a transaction will be approved if the Department of Insurance finds that the transaction would, among other things, not violate the law or be contrary to the interests of the insureds of any participating domestic insurance corporations. The Department of Insurance may approve any proposed change of control subject to conditions.


                     DESCRIPTION OF DEPOSITARY SHARES OF RGA

         The description of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement of certain provisions are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading "Where You Can Find More Information" on page 1.

GENERAL

         We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

         A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

         If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

         The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

CONVERSION AND EXCHANGE

         If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

REDEMPTION OF DEPOSITARY SHARES

         If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

VOTING

         Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder's depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

RECORD DATE

         Subject to the provisions of the deposit agreement, whenever

         -    any cash dividend or other cash distribution becomes payable,

         -    any distribution other than cash is made,

         - any rights, preferences or privileges are offered with respect to the preferred stock,

         - the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

         - the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock,

the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

         - who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

         - who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

WITHDRAWAL OF PREFERRED STOCK

         Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.

CHARGES OF PREFERRED STOCK DEPOSITARY

         We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

MISCELLANEOUS

         Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

         The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See "--Amendment and Termination of the Deposit Agreement" above.


                         DESCRIPTION OF WARRANTS OF RGA

         We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

         The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

         -  the title of the warrants;

         -  the aggregate number of warrants offered;

         -  the price or prices at which the warrants will be issued;

         - the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

         - the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

         - the exercise price of the warrants and the currency or currencies, including composite currencies, in which such price is payable;

         -  the dates or periods during which the warrants are exercisable;

         - the designation and terms of any securities with which the warrants are issued;

         - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

         - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

         - any minimum or maximum amount of warrants that may be exercised at any one time;

         -  any terms relating to the modification of the warrants; and

         - any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

         The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants and will be available as described under the heading "Where You Can Find More Information" on page 1.


                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                         AND STOCK PURCHASE UNITS OF RGA

         As may be specified in a prospectus supplement, we may issue stock purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying security that is pledged by the holder of a stock purchase contract to secure its obligations under the stock purchase contract. The prospectus supplement will specify the material terms of the stock purchase contracts, the stock purchase units and any applicable pledge or depository arrangements, including one or more of the following:

         - The stated amount that a holder will be obligated to pay under the stock purchase contract in order to purchase our common stock, preferred stock or depositary shares, or the formula by which such amount shall be determined.

         - The settlement date or dates on which the holder will be obligated to purchase shares of our common stock, preferred stock or depositary shares. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

         - The events, if any, that will cause our obligations and the obligations of the holder under the stock purchase contract to terminate.

         - The settlement rate, which is a number that, when multiplied by the stated amount of a stock purchase contract, determines the number of shares of our common stock, preferred stock or depositary shares that we will be obligated to sell and a holder will be obligated to purchase under that stock purchase contract upon payment of the stated amount of that stock purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of our common stock, preferred stock or depositary shares over a specified period or it may be used on some other reference statistic.

         - Whether the stock purchase contracts will be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a stock purchase contract.

         - The type of underlying security, if any, that is pledged by the holder to secure its obligations under a stock purchase contract. Underlying securities may be debt securities, depositary shares, preferred securities, debt obligations of third parties, including U.S. Treasury securities, or trust preferred securities of a trust.

         - The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

         - The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the stock purchase contract or otherwise.

         The descriptions of the stock purchase contracts, stock purchase units and any applicable pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable agreements because they, and not the summaries, defined your rights as holders of the stock purchase contracts or stock purchase units. We will make copies of the relevant agreements available as described under the heading "Where You Can Find More Information" above.


              DESCRIPTION OF PREFERRED SECURITIES OF THE RGA TRUSTS

         Each RGA trust may issue, from time to time, one series of preferred securities having terms described in the prospectus supplement. The proceeds from the sale of each trust's preferred and common securities will be used by such trust to purchase a series of junior subordinated debt securities issued by RGA. The junior subordinated debt securities will be held in trust by the trust's property trustee for the benefit of the holders of such preferred and common securities. Each amended and restated trust agreement has been qualified as an indenture under the Trust Indenture Act. The property trustee for each trust, The Bank of New York, an independent trustee, will act as indenture trustee for the preferred securities for purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have the terms, including distributions, redemption, voting, liquidation rights, maturity date or dates and the other preferred, deferred or other special rights or restrictions as are established by the administrative trustees in accordance with the applicable amended and restated trust agreement or as are set forth in the amended and restated trust agreement or made part of the amended and restated trust agreement by the Trust Indenture Act. Such terms, rights and restrictions will mirror the terms of the junior subordinated debt securities held by the applicable trust and will be described in the applicable prospectus supplement. The prospectus supplement relating to the preferred securities of the applicable RGA trust will provide specific terms, including:

         -  the distinctive designation of the preferred securities;

         -  the number of preferred securities issuable by the RGA trust;

         - the annual distribution rate, or method of determining the rate, for preferred securities issued by the RGA trust and the date or dates upon which distributions will be payable; provided, however, that distributions on the preferred securities will, subject to any deferral provisions and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of the preferred securities as of a record date in each quarter during which the preferred securities are outstanding and any provisions relating to the resetting or adjustment of the distribution rate;

         - any right of the RGA trust to defer quarterly distributions on the preferred securities as a result of an interest deferral right exercised by us on the junior subordinated debt securities held by the RGA trust;

         - whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

         - the amount or amounts which will be paid out of the assets of the RGA trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the RGA trust;

         - the obligation or option, if any, of the RGA trust to purchase or redeem preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which preferred securities will be purchased or redeemed, in whole or in part, under this obligation or option with the redemption price or formula for determining the redemption price to be specified in the applicable prospectus supplement;

         - the voting rights, if any, of preferred securities in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the amended and restated trust agreement;

         - the terms and conditions, if any, upon which junior subordinated debt securities held by the RGA trust may be distributed to holders of preferred securities;

         - whether such preferred securities are convertible into our common stock, and the terms of any such conversion, including whether we have the option to convert such preferred securities into cash instead of common stock; and

         - any other relevant terms, rights, preferences, privileges, limitations or restrictions of preferred securities consistent with the amended and restated trust agreement or applicable law.

         All preferred securities offered by the prospectus will be guaranteed by us to the extent set forth below under "Description of the Preferred Securities Guarantees of RGA." The guarantee issued by us to each RGA trust, when taken together with our obligations under the junior subordinated debt securities issued to any RGA trust and under the applicable indenture and any applicable supplemental indentures, and our obligations under each amended and restated trust agreement, including the obligation to pay expenses of each RGA trust, will provide a full and unconditional guarantee by us of amounts due on the preferred securities issued by each RGA trust. The payment terms of the preferred securities will be the same as the junior subordinated debt securities issued to the applicable RGA trust by us.

         Each amended and restated trust agreement authorizes the administrative trustees to issue on behalf of the applicable trust one series of common securities having terms, including distributions, redemption, voting and liquidation rights, and restrictions that are established by the administrative trustees in accordance with the amended and restated trust agreement or that are otherwise set forth in the amended and restated trust agreement. The terms of the common securities issued by each RGA trust will be substantially identical to the terms of the preferred securities issued by the RGA trust. The common securities will rank equally, and payments will be made proportionately, with the preferred securities of that trust. However, if an event of default under the amended and restated trust agreement of the RGA trust has occurred and is continuing, the cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in right of payment. The common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the RGA trust. RGA will own, directly or indirectly, all of the common securities of each RGA trust.

         The financial statements of any RGA trust that issues preferred securities will be reflected in our consolidated financial statements with the preferred securities shown as company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under "minority interest." We will include in a footnote to our audited financial statements, statements that the applicable RGA trust is wholly-owned by us and that the sole asset of the RGA trust is the junior subordinated debt securities, indicating the principal amount, interest rate and maturity date of the junior subordinated debt securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

         If an event of default occurs, and is continuing, under the amended and restated trust agreement of either RGA trust, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the subordinated debt securities against RGA. Additionally, those who together hold a majority of the liquidation amount of an RGA trust's preferred securities will have the right to:

         - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

         - direct the exercise of any trust or power that the property trustee holds under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities.

         If such a default occurs and the event is attributable to RGA's failure to pay interest or principal on the junior subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of junior subordinated debt securities. RGA will be subrogated to the holder's rights under the applicable amended and restated trust agreement to the extent of any payment it makes to the holder in connection with such a direct action, and RGA may setoff against any such payment that it makes under the applicable preferred securities guarantee.


            DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES OF RGA

         Set forth below is a summary of information concerning the guarantees that will be executed and delivered by us for the benefit of the holders, from time to time, of preferred securities. Each guarantee has been qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will act as the preferred securities guarantee trustee. The terms of each guarantee will be set forth in the guarantee and will include the terms made part of the guarantee by the Trust Indenture Act. The following is a summary of the material terms of the guarantees. You should refer to the provisions of the form of guarantee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act. Each guarantee will be held by the preferred securities guarantee trustee for the benefit of the holders of the preferred securities of the applicable RGA trust.

         Unless otherwise specified in the applicable prospectus supplement, we will agree, to the extent set forth in each guarantee, to pay in full to the holders of the preferred securities, the payments and distributions to be made with respect to the preferred securities, except to the extent paid by the applicable RGA trust, as and when due, regardless of any defense, right of set-off or counterclaim which the RGA trust may have or assert. The following payments or distributions with respect to the preferred securities, to the extent not paid by the RGA trust and to the extent that such RGA trust has funds available for these payments or distributions, will be subject to the guarantee:

         - any accrued and unpaid distributions that are required to be paid on the preferred securities;

         - the redemption price for any preferred securities called for redemption by the RGA trust; and

         - upon a voluntary or involuntary dissolution, winding-up or termination of the RGA trust, other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities in exchange for preferred securities or the redemption of all of the preferred securities upon maturity or redemption of the subordinated debt securities, the lesser of

            (i) the sum of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, or

            (ii)the amount of assets of the RGA trust remaining for distribution to holders of the preferred securities in liquidation of the RGA trust.

         We may satisfy our obligation to make a guarantee payment by making a direct payment of the required amounts to the holders of preferred securities or by causing the applicable RGA trust to pay the amounts to the holders.

         Each guarantee will not apply to any payment of distributions except to the extent the applicable RGA trust has funds available to make the payment. If we do not make interest or principal payments on the junior subordinated debt securities purchased by the RGA trust, the RGA trust will not pay distributions on the preferred securities issued by the RGA trust and will not have funds available to make the payments.

COVENANTS OF RGA

         Unless otherwise specified in the applicable prospectus supplement, in each guarantee of the payment obligations of an RGA trust with respect to preferred securities, we will covenant that, so long as any preferred securities issued by the RGA trust remain outstanding, if there has occurred any event which would constitute an event of default under the guarantee or under the amended and restated trust agreement of the RGA trust, then we will not:

         - declare or pay any dividend on, make any other distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, except:

            (1) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase our capital stock;

            (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

            (3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

            (4) dividends or distributions in our capital stock, or rights to acquire our capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock; or

            (5) redemptions or repurchases of any rights outstanding under a shareholder rights plan;

         - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank junior to the subordinated debt securities issued to the applicable RGA trust; and

         - make any guarantee payments regarding the foregoing, other than under a guarantee of the payment obligations of an RGA trust with respect to preferred securities.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT

         Except for any changes that do not adversely affect the rights of holders of preferred securities, in which case no consent of the holders will be required, each guarantee of the payment obligations of an RGA trust with respect to preferred securities may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities of the RGA trust. The manner of obtaining any approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee of the obligations of an RGA trust with respect to preferred securities will bind the successors, assigns, receivers, trustees and representatives of RGA and will inure to the benefit of the holders of the preferred securities of the applicable RGA trust then outstanding.

EVENTS OF DEFAULT

         An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities to which the preferred securities guarantee relates will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under the guarantee.

         If we have failed to make a guarantee payment under a guarantee, a record holder of preferred securities to which the guarantee relates may directly institute a proceeding against us for enforcement of the guarantee for the payment to the record holder of the preferred securities to which the guarantee relates of the principal of or interest on the applicable subordinated debt securities on or after the respective due dates specified in the junior subordinated debt securities, and the amount of the payment will be based on the holder's proportionate share of the amount due and owing on all of the preferred securities to which the guarantee relates. We have waived any right or remedy to require that any action be brought first against the applicable RGA trust or any other person or entity before proceeding directly against us. The record holder in the case of the issuance of one or more global preferred securities certificates will be The Depository Trust Company, or its nominee, acting at the direction of the beneficial owners of the preferred securities.

         We will be required to provide annually to the preferred securities guarantee trustee a statement as to the performance of our obligations under each outstanding preferred securities guarantee and as to any default in our performance.

TERMINATION

         Each preferred securities guarantee will terminate as to the preferred securities issued by the applicable RGA trust:

         - upon full payment of the redemption price of all preferred securities of the RGA trust;

         - upon distribution of the junior subordinated debt securities held by the RGA trust to the holders of all of the preferred securities of the RGA trust; or

         - upon full payment of the amounts payable in accordance with the amended and restated trust agreement of the RGA trust upon termination and liquidation of the RGA trust.

         Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable RGA trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

STATUS OF THE GUARANTEES

         The preferred securities guarantees will constitute our unsecured obligations and, unless otherwise indicated in an applicable prospectus supplement, will rank as follows:

         - subordinate and junior in right of payment to all of RGA's present and future liabilities, including subordinated debt securities issued under RGA's subordinated indenture and described above under "Description of Debt Securities of RGA--Subordination under the Subordinated Indenture and the Junior Subordinated Indenture," except those liabilities made equivalent by their terms;

         -  equivalently with:

            (1) the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates;

            (2) the applicable junior subordinated debt securities; and

            (3) any other liabilities or obligations made equivalent by their terms; and

         - senior to our common stock and any preferred or preference stock or other liabilities made equivalent or subordinate by their terms.

         The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of our guarantee relating to the preferred securities.

         Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

         The preferred securities guarantee trustee, before the occurrence of a default under a preferred securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the preferred securities guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the preferred securities guarantee trustee in exercising any of its powers; but the foregoing shall not relieve the trustee, upon the occurrence of an event of default under such guarantee, from exercising the rights and powers vested in it by such guarantee.

EXPENSE AGREEMENT

         We will, pursuant to an agreement as to expenses and liabilities entered into by us and each RGA trust under its amended and restated trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

         The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.


       EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES
                     AND THE PREFERRED SECURITIES GUARANTEES

         As set forth in the amended and restated trust agreements of each RGA trust, the sole purpose of the RGA trusts is to issue the preferred securities and common securities evidencing undivided beneficial interests in the assets of each of the trusts, and to invest the proceeds from such issuance and sale in RGA's junior subordinated debt securities.

         As long as payments of interest and other payments are made when due on the junior subordinated debt securities held by the RGA trusts, such payments will be sufficient to cover distributions and payments due on the preferred securities and common securities because of the following factors:

         - the aggregate principal amount of such junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

         - the interest rate and the interest and other payment dates on such junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

         - RGA shall pay, and the trusts shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trusts, other than with respect to the preferred securities and common securities; and

         - the amended and restated trust agreement of each trust further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

         Payments of distributions, to the extent funds for such payments are available, and other payments due on the preferred securities, to the extent funds for such payments are available, are guaranteed by RGA as and to the extent set forth under "Description of the Preferred Securities Guarantees of RGA." If RGA does not make interest payments on the junior subordinated debt securities purchased by the applicable trust, it is expected that the applicable trust will not have sufficient funds to pay distributions on the preferred securities and the preferred securities guarantee will not apply, since the preferred securities guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that RGA has made a payment of interest or principal on the junior subordinated debt securities held by the applicable trust as its sole asset. However, the preferred securities guarantee, when taken together with RGA's obligations under the junior subordinated debt securities and the junior subordinated indenture and its obligations under the respective amended and restated trust agreements, including its obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the preferred securities and common securities, provide a full and unconditional guarantee, on a subordinated basis, by RGA of amounts due on the preferred securities.

         If RGA fails to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the amended and restated trust agreement provide a mechanism whereby the holders of the preferred securities affected thereby, using the procedures described in any accompanying prospectus supplement, may direct the property trustee to enforce its rights under the junior subordinated debt securities. If a debt payment failure has occurred and is continuing, a holder of preferred securities may institute a direct action for payment after the respective due date specified in the junior subordinated debt securities. In connection with such direct action, RGA will be subrogated to the rights of such holder of preferred securities under the amended and restated trust agreement to the extent of any payment made by RGA to such holder of preferred securities in such direct action. RGA, under the guarantee, acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the preferred securities. If RGA fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the preferred securities may direct the trustee to enforce its rights thereunder. Any holder of preferred securities may institute a legal proceeding directly against RGA to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

         RGA and each of the RGA Trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by RGA on a subordinated basis of payments due on the preferred securities. See "Description of the Preferred Securities Guarantees of RGA."

         Upon any voluntary or involuntary termination, winding-up or liquidation of an RGA trust involving the liquidation of the junior subordinated debt securities, the holders of the preferred securities will be entitled to receive, out of assets held by such RGA trust, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debt securities, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the preferred securities guarantees and have agreed to pay for all costs, expenses and liabilities of the RGA trusts other than the obligations of the trusts to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder the junior subordinated debt securities relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                              PLAN OF DISTRIBUTION

         We or any RGA trust may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

         -  through agents;

         -  to or through underwriters;

         -  through dealers; and

         -  directly by us to purchasers.

         The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Agents designated by us or the applicable RGA trust may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by us or the applicable RGA trust to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

         If the securities are sold by means of an underwritten offering, we or the applicable RGA trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

         If a dealer is utilized in the sale of the securities, we or the applicable RGA trust will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

         We or the applicable RGA trust may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

         We or the applicable RGA trust may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and nature of the underwriters' obligations in the related supplement to this prospectus.

         Agents, underwriters and dealers may be entitled under relevant agreements with us or the applicable RGA trust to indemnification by us or the applicable RGA trust against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

         Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any series of debt securities, preferred stock, depositary shares, warrants, stock purchase contracts or stock purchase units on an exchange, and the applicable RGA trust may elect to list any series of preferred securities on an exchange, but neither we nor the trusts will be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for the securities.

         Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or an RGA trust in the ordinary course of business.

         The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us or the applicable RGA trust. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us or the applicable RGA trust and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with us or the applicable RGA trust, we or the applicable RGA trust may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries or an RGA trust in the ordinary course of business.

         If so indicated in the applicable prospectus supplement, we or the applicable RGA trust may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from us or the applicable RGA trust at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us or the applicable RGA trust.


                                  LEGAL MATTERS

         Unless otherwise indicated in the applicable prospectus supplement, James E. Sherman, Esq., General Counsel and Secretary of RGA, will issue an opinion about the legality of the offered securities (other than the trust preferred securities). Mr. Sherman is paid a salary by RGA, is a participant in various employee benefit plans offered by RGA to employees of RGA generally and owns and has options to purchase shares of RGA common stock. Unless otherwise indicated in the applicable prospectus supplement, Richards, Layton & Finger, P.A., our special Delaware counsel, will issue an opinion about the legality of the trust preferred securities. Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of this offering.


                                     EXPERTS

         Our consolidated financial statements and the related financial statement schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus, have been incorporated by reference herein in reliance on the reports of KPMG LLP, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

                SEC Registration Fee........................$          100,000
                Accounting Fees and Expenses................$           55,000
                Legal Fees and Expenses.....................$          225,000
                Printing and Engraving Expenses.............$          150,000
                Trustee Fees ...............................$           15,000
                Miscellaneous...............................$            5,000
                                                                    ----------
                Total.......................................$          550,000
                                                                    ==========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his contact was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.
Section 351.355(3) provides that a corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

         The Restated Articles of Incorporation of RGA filed as Exhibit 3.1 to this Registration Statement contain provisions indemnifying its directors, officers, employees and agents to the extent authorized specifically by Sections 351.355(1), (2) (3) and (7). RGA has entered into indemnification contracts with the officers and directors of RGA. The contracts provide that RGA under certain circumstances may self-insure against directors' and officers' liabilities now insured under the policy of insurance referred to below and will provide indemnity to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any act on behalf of RGA, on account of their service as a director or officer of RGA, any subsidiary of RGA or any other company or enterprise when they are serving in such capacities at the request of RGA, excepting only cases where the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.

         Directors or officers of RGA who are directors or officers of MetLife or GenAmerica may also be entitled to indemnification pursuant to the charter documents of such companies or under the provisions of agreements with such companies providing indemnification to them since they serve as directors or officers of RGA at the request of GenAmerica or MetLife, as the case may be. Such individuals may also be covered by directors' and officers' liability insurance policies of GenAmerica or MetLife, as the case may be.

         The forms of Underwriting Agreement to be filed as Exhibits 1.1 to 1.6 to this Registration Statement will provides for the mutual indemnification of RGA and any Underwriters, their respective controlling persons, directors and certain of their officers, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         MetLife, Inc. maintains a policy of insurance under which the directors and officers of RGA are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

         Under the amended and restated trust agreement of each trust, RGA will agree to indemnify each of the administrative trustee of such trust (or any predecessor trustee for such trust), and to hold harmless such administrative trustee against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of such trust agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under such trust agreement.

ITEM 16. EXHIBITS

(a)   Exhibits

           1.1        Form of Underwriting Agreement (Debt).*

           1.2        Form of Underwriting Agreement (Equity or Depositary
                      Shares).*

           1.3        Form of Underwriting Agreement (Preferred Securities).*

           1.4        Form of Underwriting Agreement (Stock Purchase
                      Contracts).*

           1.5        Form of Underwriting Agreement (Stock Purchase Units).*

           1.6        Form of Underwriting Agreement (Warrants).*

           3.1 Restated Articles of Incorporation, as amended (incorporated by reference to the registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-11848)).

           3.2 ByLaws, as amended (incorporated by reference to the registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-11848)).

           3.3 Form of Certificate of Designations for Series A Junior Participating Preferred Stock (incorporated by reference to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-11848)).

           4.1        Form of Senior Indenture.

           4.2        Form of Subordinated Indenture.

           4.3        Form of Junior Subordinated Indenture.

           4.4 Form of Stock Purchase Contract Agreement and Stock Purchase Units (including form of related security certificate).*

           4.5 Form of Pledge Agreement for Stock Purchase Contract and Stock Purchase Units.*

           4.6 Rights Agreement dated as of May 4, 1993, between RGA and Mellon Investor Services LLC (as successor to Boatmen's Trust Company), as Rights Agent (incorporated by reference to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-11848)).

           4.7 Second Amendment to Rights Agreement, dated as of April 22, 1998, between RGA and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Registration Statement on Form S-3 (No. 333-5177)).

           4.8 Third Amendment to Rights Agreement, dated as of August 12, 1999, between RGA and Mellon Investor Services LLC (as successor to Boatmen's Trust Company), as Rights Agent (incorporated by reference to the registrant's Form 8-K dated August 10, 1999 (File No. 1-11848), filed August 25,
                      1999).

           4.9 Fourth Amendment to Rights Agreement, dated as of August 23, 1999, between RGA and Mellon Investor Services LLC (as successor to Boatmen's Trust Company), as Rights Agent (incorporated by reference to the registrant's Form 8-K dated August 26, 1999 (File No. 1-11848), filed September 10, 1999).

           4.10       Certificate of Trust of RGA Capital Trust I.

           4.11       Trust Agreement of RGA Capital Trust I.

           4.12       Certificate of Trust of RGA Capital Trust II.

           4.13       Trust Agreement of RGA Capital Trust I.

           4.14 Form of Amended and Restated Trust Agreement of RGA Capital Trust I and RGA Capital Trust II (including the form of preferred securities).

           4.15       Form of Preferred Securities Guarantee Agreement.

           4.16       Form of Senior Debt Security.*

           4.17       Form of Subordinated Debt Security.*

           4.18       Form of Junior Senior Debt Security.*

           4.19 Form of Preferred Stock--Any amendment to RGA's Articles of Incorporation authorizing the creation of any series of Preferred Stock or Depositary Shares representing such shares of Preferred Stock setting forth the rights, preferences and designations thereof will be filed as an exhibit subsequently included or incorporated by reference herein.

           4.20 Form of Deposit Agreement for Depositary Shares (including form of depositary receipt).*

           4.21 Form of Warrant Agreement of RGA (including form of warrant unit agreement).*

           5.1        Opinion of James E. Sherman, Esq.

           5.2        Opinion of Richards, Layton & Finger, P.A.

           12.1 Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined Fixed Charges and Preference Dividends.

           23.1       Consent of KPMG LLP.

           23.2       Consent of James E. Sherman, Esq. (contained in Exhibit
                      5.1).

           23.3 Consent of Richards, Layton & Finger, P.A. (contained in Exhibits 5.2 and 5.3).

           24.1       Power of Attorney (included in signature page).

           25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Senior Trustee, as Trustee under the Senior Indenture.**

           25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Subordinated Trustee, as Trustee under the Subordinated Indenture.**

           25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Junior Subordinated Indenture.

           25.4 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Guarantee Trustee of the Preferred Securities Guarantee of RGA for the benefit of the holders of Preferred Securities of RGA Capital Trust I.

           25.5 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Guarantee Trustee of the Preferred Securities Guarantee of RGA for the benefit of the holders of the Preferred Securities of RGA Capital Trust II.

           25.6 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Trust Agreement of RGA Capital Trust I.

           25.7 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Trust Agreement of RGA Capital Trust II.

                  --------------------
                  * Indicates document to be filed as an exhibit to a report on Form 8-K or Form 10-Q pursuant to Item 601 of Regulation S-K and incorporated herein by reference.

                  ** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

ITEM 17. UNDERTAKINGS.

        (a) The undersigned registrants hereby undertake:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by the registrants pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the
                Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Reinsurance Group of America, Incorporated's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d) If the securities registered are to be offered at competitive bidding, the undersigned registrants hereby undertake: (1) to use their respective best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and
            (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

        (e) The undersigned registrants hereby undertake:

            (1) That for purposes of determining any liability under the
                Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) That for the purpose of determining any liability under the
                Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Reinsurance Group of America, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on February 9, 2001.

                      REINSURANCE GROUP OF AMERICA, INCORPORATED

                           By:  /s/ A. Greig Woodring
                              --------------------------------------------------
                              A. Greig Woodring
                              President, Chief Executive Officer and Director



                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack B. Lay and James E. Sherman, and each of them (with full power of each to act alone), severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and to execute in his or her name, place and stead (individually and in any capacity stated below) any and all amendments to this Registration Statement (including post-effective amendments), and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and all documents and instruments necessary or advisable in connection therewith, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), each of said attorneys-in-fact and agents to have power to act with or without the others and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated:

Signatures                                        Title                                      Date
----------                                        -----                                      ----

/s/ Richard A. Liddy                              Chairman of the Board and Director         February 9, 2001
--------------------------------------------
Richard A. Liddy

/s/ A. Greig Woodring                             President, Chief Executive Officer and     February 9, 2001
--------------------------------------------
A. Greig Woodring                                 Director

/s/ Mary Ann Brown                                Director                                   February 9, 2001
--------------------------------------------
Mary Ann Brown

/s/ J. Cliff Eason                                Director                                   February 9, 2001
--------------------------------------------
J. Cliff Eason

/s/ Stuart I. Greenbaum                           Director                                   February 9, 2001
--------------------------------------------
Stuart I. Greenbaum

/s/ Terence I. Lennon                             Director                                   February 9, 2001
--------------------------------------------
Terence I. Lennon

/s/ William A. Peck, M.D.                         Director                                   February 9, 2001
--------------------------------------------
William A. Peck, M.D.

/s/ William P. Stiritz                            Director                                   February 9, 2001
--------------------------------------------
William P. Stiritz


/s/ H. Edwin Trusheim                             Director                                   February 9, 2001
--------------------------------------------
H. Edwin Trusheim

/s/ John H. Tweedie                               Director                                   February 9, 2001
--------------------------------------------
John H. Tweedie

/s/ Jack B. Lay                                   Executive Vice President and Chief         February 9, 2001
--------------------------------------------      Financial Officer (Principal Financial
Jack B. Lay                                       and Accounting Officer)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, RGA Capital Trust I and RGA Capital Trust II certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in St. Louis, Missouri, on February 9, 2001.

                             RGA CAPITAL TRUST I

                             By: Reinsurance Group of America, Incorporated,
                                 as Depositor

                                 By:  /s/ A. Greig Woodring
                                    --------------------------------------------
                                      A. Greig Woodring
                                      President and Chief Executive Officer

                             RGA CAPITAL TRUST II

                             By: Reinsurance Group of America, Incorporated,
                                 as Depositor

                                 By:  /s/ A. Greig Woodring
                                    --------------------------------------------
                                      A. Greig Woodring
                                      President and Chief Executive Officer